EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Golf Universe, Inc., a Florida corporation

Mr. "B" III, a Florida corporation

Play Golf Now, Inc., a New York corporation

Golfpromo, Inc., a Florida corporation

I Fusion Corp., a Florida corporation